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                                                                   EXHIBIT 10.31

                                 FIRST AMENDMENT

                                       TO

              GROUP PURCHASING ORGANIZATION PARTICIPATION AGREEMENT


   THIS FIRST AMENDMENT (this "First Amendment") to the Group Purchasing Organization Participation Agreement (the "Agreement") dated November 30, 1995 by and between Quorum Health Group, Inc. ("Quorum"), a Delaware corporation, and Premier Purchasing Partners, L.P., f/k/a APS Healthcare Purchasing Partners, L.P. (the "Partnership"), a California limited partnership, is made and entered into as of June 1, 1997.

                                   WITNESSETH

   WHEREAS, Quorum and the Partnership entered into the Agreement pursuant to which Member Facilities of Quorum would have access to the Partnership Group Purchasing Programs;

   WHEREAS, certain issues have arisen with respect to the implementation and interpretation of the Agreement; and

   WHEREAS, the parties desire to amend the Agreement as set forth herein so as to resolve such issues.

   NOW THEREFORE, Quorum and the Partnership, in consideration of the terms, conditions, covenants, and agreements set forth herein, and other good and valuable consideration, and intending to be legally bound, mutually agree as follows:

1. Definitions.

   1.1 APS Plans. Subsequent to the execution of the Agreement, APS Healthcare Plans, Inc. changed its name to Premier Plans, Inc., and shall be known hereinafter as Premier Plans. The definition of APS Plans set forth in Section
1.2 of the Agreement shall be clarified insofar as references to APS Plans shall mean Premier Plans.

   1.2 APS. Subsequent to the execution of the Agreement, APS Healthcare Systems changed its name to Premier, Inc. and shall be known hereinafter as Premier. The definition of APS set forth in Section 1.3 of the Agreement shall be clarified insofar as references to APS shall mean Premier.

   1.3 Member Facilities. Section 1.5 of the Agreement shall be amended by deleting the existing Section 1.5 in its entirety and inserting in its place the following new Section 1.5:

            1.5 "Member Facilities" whether used in the singular or plural, means those hospitals and other health care
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            facilities and/or providers (other than Quorum Physicians) that are owned, managed, operated, leased or otherwise affiliated with Quorum, now and in the future, which have been approved by the Partnership and Premier and granted access to Partnership's Group Purchasing Program. Facilities "managed" by Quorum shall include any facility having a contract calling for Quorum to manage or provide management service(s) or other purchasing services to such facility. The current list of Member Facilities as of the date of this First Amendment is contained in Exhibit A to this First Amendment. From time to time, Quorum may request in writing that Premier and the Partnership consider approving additional hospitals and other health care facilities and providers as Member Facilities and adding any approved new Member Facility to Exhibit A. Premier and the Partnership shall consider, pursuant to their respective policies and procedures, any such written request of Quorum, and shall decide, in their sole discretion, upon any such requests within a reasonable period of time, not to exceed sixty (60) days from the date of the receipt of Quorum's written request.

   1.4 Contract Year. Article 1 of the Agreement shall be amended to include the following new Section 1.7:

                        1.7 "Contract Year" means the initial thirteen (13)
            month period beginning on November 30, 1995, and ending on December 31, 1996, and thereafter each twelve (12) month period beginning on January 1 and ending on December 31 of the same calendar year. A specific Contract Year will be designated by the calendar year of commencement, except that the first Contract Year which begins on November 30, 1995, shall be Contract Year 1996.

   1.5 Applicant Facilities. Article 1 of the Agreement shall be amended to include the following new Section 1.8:

                        1.8 "Applicant Facilities" are those hospitals and other
            health care facilities and/or providers that are owned, managed, operated, leased or otherwise affiliated with Quorum which are not listed on Exhibit A hereto (as it may be amended from time to time) and which Quorum has requested, in writing, that Premier and the Partnership approve as Member Facilities. Quorum shall not submit such a written request with respect to any such potential Applicant Facility until such time as Quorum has entered into a binding arrangement with that potential Applicant Facility. Once an
            Applicant Facility has been approved as a Member Facility, it will cease to be an Applicant Facility. Once an Applicant Facility has been denied Membership Status, it will cease to be an Applicant Facility and will be an Overlap Provider.
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   1.6 Overlap Providers. Article 1 of the Agreement shall be amended to include the following new Section 1.9:

                  1.9 "Overlap Provider," whether used in the singular or
            plural, means a hospital or other health care facility or provider that is owned, managed, operated, leased or otherwise affiliated with Quorum, now and in the future, which Quorum has requested be approved as a Member Facility and has been denied by Premier or the Partnership for reasons including, but not limited to, an objection by a Premier owner or Partnership member located within fifty (50) miles of such Quorum hospital or other health care facility.

   1.7 Quorum Physicians. Article 1 of the Agreement shall be amended to include the following new Section 1.10:

                  1.10 "Quorum Physician," whether used in the singular or
            plural, means any physician or physician practice affiliated with Quorum, a Member Facility, or an Overlap Provider and designated by Quorum as a Quorum Physician. "Quorum Physician" shall not include corporations, partnerships, organizations or other business entities that employ, manage, contract on behalf of, or otherwise affiliate with, physicians or physician practices. Quorum Physicians shall not be Member Facilities or Overlap Providers, as such terms are defined herein. Periodically or upon the Partnership's request, Quorum shall provide the Partnership with an updated list of Quorum Physicians. Quorum may add or delete physicians or physician practices from the list of Quorum Physicians without the approval of Premier or the Partnership.

   1.8 Purchase Volume. Article 1 of the Agreement shall be amended to include the following new Section 1.11:

                        1.11 "Purchasing Volume" means for any portion of
            Contract Year 1996 the total dollar volume of purchases made by Member Facilities and Overlap Providers during that time period under group purchasing agreements of the Partnership or its predecessor American Healthcare Systems Purchasing Partners, L.P., that pay Group Purchasing Fees. For any Contract Year after Contract 1996, "Purchasing Volume" means the total volume of purchases made by Member Facilities and Overlap Providers during the applicable Contract Year under group purchasing agreements of the Partnership that pay Group Purchasing Fees. Notwithstanding the foregoing sentence, the volume of purchases made by Member Facilities and Overlap Providers pursuant to any agreement between the Partnership and a distributor shall only be included in Purchasing Volume in the same proportion
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            as the Group Purchasing Fee under such distribution agreement as compared to the average Group Purchasing Fee received by the Partnership pursuant to all of its group purchasing agreements. By way of example only, if the Group Purchasing Fee under such distribution agreement were 1.1% and the Partnership's average Group Purchasing Fee were 2.2%, the applicable proportion would be fifty percent (50%) and fifty percent (50%) of Quorum's purchases under such distribution agreement would be included in the applicable Purchasing Volume.

   1.9 Group Purchasing Fees and Administrative Fees. The parties acknowledge and agree that, as defined and used in the Agreement and this First Amendment, Administrative Fees constitute that portion of Group Purchasing Fees that vendors will be obligated to pay directly to Quorum and other eligible owners and affiliates of Premier pursuant to group purchasing agreements between the Partnership and such vendors. Administrative Fees do not include that portion of the Group Purchasing Fees paid by the vendors directly to the Partnership. The parties acknowledge that such Administrative Fees were sometimes referred to by the Partners and its predecessor, American Healthcare Systems Purchasing Partners, L.P., as system payments.

2. Duties and Responsibilities of Partnership. Article 4 of the Agreement shall be amended to include the following new Section 4.3:

                  4.3 During the term of the Agreement, the Partnership shall make available to Quorum Physicians the Partnership's existing group purchasing contracts for physicians and physician offices for health related supplies, equipment, and services that are currently known as the "Premier Docs" program. Quorum shall require all Quorum Physicians to comply with all policies, procedures and terms of the Premier Docs program. Quorum acknowledges and agrees that the Partnership may, in its sole discretion, alter or discontinue the Premier Docs program or its policies, procedures, and terms regarding participation of Quorum Physicians without amending this Agreement or causing a breach hereof; provided, however, that the Partnership will give Quorum the same notice of any discontinuation of the Premier Docs program that the Partnership gives any other participant in the program. Unless otherwise agreed to in writing by Premier, no Quorum Physician shall be considered a Member Facility or Overlap Provider or have access to the Partnership's group purchasing contracts that are accessed by Member Facilities and Overlap Facilities. Notwithstanding the foregoing, purchases of the Quorum Physicians pursuant to the Premier Docs program during a Contract Year shall be included in Quorum's Purchase Volume for that Contract Year for the sole purpose of determining whether Quorum achieved the Participant Benchmark for that Contract Year.
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3. Regional Materials Managers Compensation. Section 7.1 of the Agreement shall be amended by adding the following to the end of the existing Section 7.1:

      Where the Participant Benchmark (as defined hereinafter) is not reached for any Contract Year, the amount of reimbursement due to Quorum from the Partnership pursuant to this Section 7.1 shall be reduced in the same proportion as the shortfall between the actual Purchasing Volume for the applicable time period and the applicable Participant Benchmark expressed as a percentage of the Participant Benchmark. On or before the last day of each calendar quarter of a Contract Year, the Partnership shall make an estimated payment of the amount of such reimbursement pursuant to this
      Section 7.1 for that calendar quarter. Within one hundred and fifty (150) days of the last day of each Contract Year, the Partnership and Quorum shall reconcile the amount of such estimated payments with the actual amount of reimbursement due pursuant to this Section 7.1. If either party owes the other party any amount based on such reconciliation, that party shall pay the other party such amount within thirty (30) days of the date of the reconciliation, such date not to be later than one hundred and eighty (180) days after the last day of the applicable Contract Year.

4. Guarantee of Administrative Fees.

   4.1 Contract Year 1996. The parties agree and acknowledge that, as of the date of this First Amendment, the Purchasing Volume for Contract Year 1996 has not been finally determined and reconciled to the satisfaction of both parties. Further, Quorum acknowledges and agrees that, for Contract Year 1996, it has received as of the date of this First Amendment five hundred thousand dollars ($500,000) from the Partnership pursuant to Section 7.1 of the Agreement, approximately five hundred thousand dollars ($500,000) in Administrative Fees directly from vendors, approximately eight hundred thousand dollars ($800,000) in Administrative Fees directly from Johnson & Johnson, and three million dollars ($3,000,000) from the Partnership pursuant to Section 7.3.1 of the Agreement. To resolve and settle outstanding issues regarding Contract Year 1996, including without limitation the amount of Purchasing Volume and whether the guarantee in Section 7.3.1 of the Agreement was triggered, the parties agree as follows:

                  (a) Quorum may retain for its own use approximately eight
            hundred thousand dollars ($800,000) in Administrative Fee payments it recently received directly from Johnson & Johnson and attributable to purchases by Member Facilities during Contract Year 1996;

                  (b) Premier shall pay to Quorum eight hundred thousand dollars
            ($800,000) within three (3) business days of the date of execution of this First Amendment by Quorum;
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            and

                  (c) Premier shall pay to Quorum an additional Five Hundred
            Thousand Dollars ($500,000) within three (3) business days of the date of execution of this First Amendment by Quorum. Said amount shall represent an estimate of Administrative Fees earned by Quorum for purchases by Member Facilities from Johnson & Johnson during Contract Year 1996. On or before June 30, 1997, the parties shall determine the actual Administrative Fees earned by Quorum for purchases by Member Facilities from Johnson & Johnson during Contract Year 1996 and a corresponding reconciliation payment shall be made.

            4.1.1 Quorum hereby agrees that if it provides notice of termination pursuant to Section 6.2 of the Agreement, as amended hereby, prior to January 1, 1999, Quorum shall, prior to the effective date of such termination, repay to the Partnership the eight hundred thousand dollars ($800,000) paid to Quorum pursuant to subsection (b) above, except as otherwise provided in Section 4.1.4 hereof. Further, if the Partnership terminates the Agreement pursuant to Section 6.3 of the Agreement as a result of Quorum's breach thereof prior to January 1, 1999, Quorum shall repay, except as otherwise provided in Section 4.1.4 hereof, to the Partnership such eight hundred thousand dollars ($800,000) prior to the effective date of such termination. If, however, the Partnership terminates the Agreement pursuant to Section 6.2 thereof, Quorum shall not be required to repay to the Partnership such eight hundred thousand dollars ($800,000).

            4.1.2 The Partnership and Quorum acknowledge and agree that Baxter Healthcare (the predecessor to Baxter and Allegiance) did not pay Group Purchasing Fees or other similar fees to either the Partnership or Quorum for purchases from Baxter by Quorum and its Member Facilities during all or a portion of Contract Year 1996 ("Unpaid Baxter Group Purchasing Fees"). Quorum hereby agrees that it will cooperate and work closely with the Partnership for the purpose of attempting to collect from Baxter and/or Allegiance such Unpaid Baxter Group Purchasing Fees. Quorum shall direct Baxter and Allegiance to pay any Unpaid Baxter Group Purchasing Fees or other similar fees to the Partnership, and Quorum shall notify the Partnership in writing of any payments of Unpaid Baxter Group Purchasing Fees that Quorum receives directly from Baxter or Allegiance.

            4.1.3 The Partnership shall have the right to retain as its own and for its own use the first eight hundred thousand dollars ($800,000) of Unpaid Baxter Group Purchasing Fees that are paid by Baxter or Allegiance directly to the Partnership or to Quorum. Quorum hereby assigns all of its rights, title and interests in and to such first eight hundred thousand dollars ($800,000) to the Partnership, and agrees to pay promptly to the
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      Partnership any Unpaid Baxter Group Purchasing Fees paid to Quorum which comprise any part of such first eight hundred thousand dollars ($800,000). To the extent that the Partnership collects any amount of Unpaid Baxter Group Purchasing Fees in excess of the first eight hundred thousand dollars ($800,000), the Partnership shall pay to Quorum any such amount up to but not to exceed the amount necessary to cause Quorum to receive a total of six million nine hundred thousand dollars ($6.9 million) from the Partnership or directly as Administrative Fees from vendors for Contract year 1996. To the extent that the Partnership collects any amount of Unpaid Baxter Group Purchasing Fees in excess of such amount payable to Quorum, the Partnership and Quorum shall share equally any such excess amount.

            4.1.4 The obligation of Quorum to repay the eight hundred thousand dollars ($800,000) to the Partnership pursuant to Section 4.1.1 hereof shall be reduced on a dollar for dollar basis by the amount of any Unpaid Baxter Group Purchasing Fees paid to the Partnership subsequent to the Effective Date of this First Amendment.

   4.2 Annual Administrative Fee Guarantee. Commencing with Contract Year 1997 and for each Contract Year hereafter, the Partnership shall guarantee that Quorum receive Administrative Fees from vendors for Purchasing Volume made during the applicable Contract Year in the amount of Six Million Four Hundred Thousand Dollars ($6,400,000), so long as the Purchasing Volume for the applicable Contract Year equals or exceeds the applicable Participant Benchmark set forth in Section 4.4 below. If the applicable Participant Benchmark is not satisfied, the guarantee of Administrative Fees set forth in this Section 4.2 shall be reduced in the same proportion as the shortfall between the actual Purchasing Volume for the applicable Contract Year and the applicable Participant Benchmark expressed as a percentage of the Participant Benchmark. For example only, if the Purchasing Volume for Contract Year 1997 is $200,000,000 (50% of the Participant Benchmark for that Contract Year), the Administrative Fee guarantee shall be reduced by fifty percent (50%) to $3,200,000 (50% of $6,400,000). If the Agreement is terminated before its annual anniversary date, the guarantee regarding Administrative Fees under this Section
4.2 shall be prorated for the period of time during which the Agreement was in effect during such Contract Year. Any amount of Administrative Fees owed by the Partnership to Quorum for a particular Contract Year pursuant to this Section
4.2 shall be reduced and offset by those Administrative Fees paid by the vendors directly to Quorum for such Contract Year's Purchasing Volume. In the event the Purchasing Volume exceeds the Participant Benchmark for any Contract Year, Quorum will be entitled to any Administrative Fees generated by such excess Purchasing Volume only to the extent Administrative Fees actually received by Quorum directly from vendors and/or from the Partnership exceed six million four hundred thousand dollars ($6.4 million) in any Contract year. No later than one hundred and twenty (120) days after the end of a Contract Year (except Contract Year 1996), the
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Partnership will furnish Quorum with a full accounting of the Purchasing Volume for that Contract Year, by Member Facility and Overlap Provider and by vendor contract, and of the Group Purchasing Fees, including Administrative Fees paid by each vendor as a result of the purchases of each Member Facility and Overlap Provider. Within ninety (90) days after the end of each Contract Year, Quorum shall provide the Partnership with a written report setting forth the amounts and sources of all Administrative Fees paid to Quorum and due to be paid to Quorum by vendors for such Contract Year Purchasing Volume. The Partnership shall provide Quorum with reasonable access to its books and records for the sole purpose of verifying the Purchasing Volume for a Contract Year and the amount of Administrative Fees to which Quorum is entitled for that Contract Year. Quorum shall provide the Partnership with reasonable access to its books and records for the sole purpose of verifying the Purchasing Volume for a Contract Year and the amount of Administrative Fees paid to Quorum by vendors for that Contract Year Purchasing Volume.

   4.3 Guarantee in Section 7.3.1 of the Amendment. The payments provided for in
Section 4.1 above are in lieu of any payment or claim for payment under Section
7.3.1 of the Agreement and, once payments have been made pursuant to Section 4.1
(b) and (c) above, the Partnership has hereby satisfied any obligation arising out of or related to such Section 7.3.1. Once payments have been made pursuant to Section 4.1 (b) and (c) above, Quorum hereby waives and releases any right, claim, action, or cause of action against the Partnership related to or arising out of Section 7.3.1 of the Agreement.

   4.4 Participant Benchmarks. For the purpose of this First Amendment, the Participant Benchmarks shall be as follows for the specified time period and Contract Years:

            4.4.1 For Contract Year 1997, the Participant Benchmark shall be Four Hundred Million Dollars ($400,000,000) of Purchasing Volume;

            4.4.2 For Contract Year 1998, the Participant Benchmark shall be Four Hundred Forty Million Dollars ($440,000,000) of Purchasing Volume;

            4.4.3 For Contract Year 1999, the Participant Benchmark shall be Four Hundred Eighty-Four Million Dollars ($484,000,000) of Purchasing Volume; and

            4.4.4 For Contract Year 2000, the Participant Benchmark shall be Five Hundred Thirty-Two Million Four Hundred Thousand Dollars ($532,400,000) of Purchasing Volume.
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5. Rebate Guarantee. Quorum hereby acknowledges and agrees that the Partnership has fully satisfied any and all obligations arising out of or related to Section
7.4.1 of the Agreement for Contract Year 1996. Section 7.4.1.3 of the Agreement is hereby deleted in its entirety, and the Partnership shall not provide, and has not provided, any guarantee with respect to Member Facility rebates for any time period after Contract Year 1996. Further, Quorum hereby waives and releases any right, claim, action, or cause of action against the Partnership related to or arising out of Section 7.4.1 of the Agreement. Notwithstanding the foregoing, the Member Facilities and the Overlap Facilities shall be entitled to rebates paid by vendors to the same extent that other Premier-affiliated facilities are entitled to rebates paid by vendors.

6. Applicant Facilities. Commencing forty-five (45) days after the Partnership's receipt of written notice from Quorum with respect to an Applicant Facility, such Applicant Facility shall have access to the Partnership's group purchasing contracts for health related supplies, equipment, and services including without limitation pharmaceuticals, dietary, medical-surgical, and capital equipment items, subject to any and all of the Partnership's current and future requirements, policies, and procedures, including without limitation its compliance policy. If any such Applicant Facility is not accepted as a Member Facility, Quorum shall include all of such Applicant Facility's purchases under the Partnership's group purchasing contracts in the calculation of the Annual Overlap Fee, as described in Section 7 hereof.


7. Overlap Providers. Any Overlap Provider shall have access to the Partnership's group purchasing contracts for health related supplies, equipment, and services including without limitation pharmaceuticals, dietary, medical-surgical, and capital equipment items, subject to any and all of the Partnership's current and future requirements, policies, and procedures, including without limitation its compliance policy. For each Overlap Provider that has access to the Partnership's group purchasing contracts, Quorum shall pay the Partnership an annual fee in an amount equal to four percent (4%) of the value of purchases made by such Overlap Providers under such contracts during the subject Contract Year ("Annual Overlap Fee(s)"). Quorum shall pay the Annual Overlap Fees for all Overlap Providers applicable to a Contract Year within one hundred twenty (120) days of the end of that Contract Year. The Annual Overlap Fee shall not exceed One Hundred Fifty Thousand Dollars ($150,000) for any one Overlap Provider per Contract Year, and the total Annual Overlap Fees for all Overlap Providers regardless of their number shall not exceed One Million Dollars ($1,000,000) per Contract Year. The Partnership use reasonable efforts to work with Quorum to minimize the number of Overlap Providers. Upon approval of any Overlap Facility as a Member Facility, purchases of such facility shall not be subject to the Annual Overlap Fee. Within ninety (90) days of the end of each Contract Year, Quorum shall provide the Partnership with a written
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report setting forth the amount of purchases under the Partnership's contracts for that Contract Year and the amounts of Annual Overlap Fees owed to the Partnership by Quorum. Quorum shall provide the Partnership with reasonable access to its books and records for the sole purpose of verifying such purchases and the amount of Annual Overlap Fees owed to the Partnership.

8. Access to Partnership's Group Purchasing Program. Quorum agrees that it will not, without Partnership's prior written consent, contract or otherwise agree to make access to the Partnership's Group Purchasing Programs or any group purchasing contract of the Partnership available on any basis, including without limitation a wholesale, nationwide, or regional basis, to any corporation, partnership, limited partnership, joint venture, organization, association, system, network, or other entity which currently engages in any health care related business on a nationwide, regional, or statewide basis, including without limitation entities that provide physician practice management services. Notwithstanding the foregoing, Quorum may submit to the Partnership for consideration as potential Member Facilities individual locations, members, or participants in any such nationwide company or other entity.

9. Term and Termination.

   9.1 Section 6.1 of the Agreement is hereby deleted in its entirety and the following new Section 6.1 shall be inserted in lieu thereof:

                  6.1 This Agreement shall become effective as of the Effective
            Date and shall continue thereafter to and including December 31, 2000, and for successive one year terms thereafter. Upon termination of this Agreement for any reason, the ability of each Member Facility and Overlap Provider to purchase through the Partnership's contracts shall immediately cease.

   9.2 Section 6.2 of the Agreement is hereby deleted in its entirety and the following new Section 6.2 shall be inserted in lieu thereof:

                  6.2 Either Party may terminate the Agreement, without cause, upon twelve (12) months' prior written notice to the other Party.

   9.3 Section 6.4.2 and subsections 6.4.2.1, 6.4.2.2, and 6.4.2.3 are deleted in their entirety and the following new Section 6.4.2 and subsections shall be inserted in lieu thereof:

                  6.4.2 To remove a Member Facility or Overlap Provider from participation in any Group Purchasing Program; however, prior to such removal, the Partnership shall immediately notify Quorum of the issue that warrants removal of the Member Facility or Overlap Provider. Quorum shall have a period of sixty (60) days from receipt of notice from
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            the Partnership in which to use its best efforts to correct the problem that causes potential removal. Written notice of removal shall be sent to Quorum. Removal shall be effective upon Quorum's receipt of such notice. Reasons for possible removal of Quorum or a Member Facility or Overlap Provider for cause under this Section
            6.4.2 shall include, but not be limited to, the following:

                        6.4.2.1 An attempt by Quorum, a Member Facility or an
            Overlap Provider to manipulate, alter or use as a "levering device" or negotiating tactic, any purchasing contract between the Partnership, or Premier, and vendors.

                        6.4.2.2 Quorum negotiates or solicits contracts covering
            items covered in the Group Purchasing Program without the knowledge or consent of the Partnership.

                        6.4.2.3 Quorum is, or a Member Facility or Overlap
            Provider becomes a member of, or participates in, a national purchasing program providing purchasing contracts with vendors similar to the type provided by the Partnership, and Quorum is unable, after a reasonable time, to eliminate the unacceptable arrangement.

10. Notices. Quorum's address in Section 9 of the Agreement shall be amended as follows:

                     Quorum Health Group, Inc.
                     103 Continental Place
                     Brentwood, Tennessee 37027
                     Attn: President

11. Capitalized Terms. All capitalized terms that are not defined in this First Amendment shall have the same meaning as such terms in the Agreement.

12. Other Terms and Conditions. Except as specifically modified or amended by this First Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

PREMIER PURCHASING PARTNERS, L.P.

BY ITS GENERAL PARTNER
PREMIER PLANS, INC.


By:____________________________________
   Alan Weinstein
   Chairman
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QUORUM HEALTH GROUP, INC.

By:____________________________________

Name:__________________________________

Title:___________________________________